Exhibit 99.1

Contact:	610-337-1000 Daniel Platt, ext. 1029 Shelly Oates, ext. 3202	For Immediate Release Date: July 2, 2014

UGI Reaches Agreement in Principle to Acquire Total’s LPG Distribution Business in France

VALLEY FORGE, Pa., July 2—UGI Corporation (NYSE: UGI) today announced that its wholly-owned French subsidiary, UGI Bordeaux Holding, has reached agreement in principle to acquire Total’s liquefied petroleum gas (LPG) distribution business in France for a price of approximately €400-450 million, subject to legally required employee information and consultation procedures and regulatory approvals.

Total’s French LPG business distributed over 265 million retail gallons of LPG in 2013, serving residential, commercial, industrial and autogas customers. UGI International distributed approximately 600 million retail gallons of LPG throughout Europe in fiscal 2013, which included more than 250 million retail gallons of LPG by Antargaz in France. As compared to Total’s French LPG business, Antargaz’ retail volumes are comprised of a higher percentage of sales to cylinder and small bulk customers. The transaction is subject to customary closing conditions, including regulatory approvals, and is expected to close during the first half of 2015. Other terms of the transaction were not disclosed.

John L. Walsh, president and chief executive officer of UGI, said, “We look forward to adding Total’s French LPG business to our existing footprint in France, extending the reach of our business and expanding our residential and commercial customer base across all regions of the country. The acquisition of this high-quality business reaffirms our commitment to add value for our shareholders through profitable growth in Europe. We also look forward to welcoming the talented and dedicated team at Totalgaz to our UGI International organization. We expect the transaction, which will be funded through a combination of cash on hand and debt financing, to be accretive to EPS in the first full year, including the impact of typical transition expenses.”

About UGI
UGI is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in the Mid-Atlantic region. UGI, through subsidiaries, is the sole General Partner and owns 26% of AmeriGas Partners, L.P. (NYSE:APU), the nation’s largest retail propane distributor.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.

UGI Reaches Agreement in Principle to Acquire Total’s LPG Distribution Business in France

This press release contains certain forward-looking statements that management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, the impact of pending and future legal proceedings, domestic and international political, regulatory and economic conditions including currency exchange rate fluctuations (particularly the euro), the timing of development of Marcellus Shale gas production, the timing and success of our commercial initiatives and investments to grow our business, and our ability to successfully integrate acquired businesses and achieve anticipated synergies. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

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